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                                                                     EXHIBIT 1.2


                         DISCOVER CARD MASTER TRUST I

                    CREDIT CARD PASS-THROUGH CERTIFICATES

                               TERMS AGREEMENT

                          Dated:  December 31, 1997

To: Greenwood Trust Company, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re:  Underwriting Agreement dated August 19, 1997

Title: Discover Card Master Trust I, Series 1998-1, Credit Card Pass-Through Certificates, Class A and Class B.

Initial Principal Amount of Certificates:  $368,422,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 1998-1 $350,000,000 Floating Rate Class A Credit Card Pass-Through Certificates

Discover Card Master Trust I, Series 1998-1 $18,422,000 Floating Rate Class B Credit Card Pass-Through Certificates

Series Cut-Off Date: January 1, 1998


Certificate Rating:  Moody's Investors  Standard & Poor's
                       Service, Inc.     Ratings Services
                     -----------------  -----------------
Class A                     Aaa                AAA
Class B                      A2                 A

Aggregate outstanding balance of Principal Receivables as of January 1, 1998:
$21,038,295,646.35

Date of Series Supplement: January 14, 1998.

Certificate Rate: Class A: LIBOR plus 0.09% per annum; and Class B: LIBOR plus 0.27% per annum

Terms of Sale: The Underwriter will offer the Class A and Class B Certificates from time to time for sale in one or more negotiated transactions, or otherwise, at market prices


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prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Notwithstanding anything in this Agreement to the contrary, the purchase price for the Certificates will be as set forth in the letter of even date herewith between the Underwriter and Greenwood.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on January 14, 1998, or at such other time as may be agreed upon in writing.



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     Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 1998-1 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                                    Very truly yours,

                                    MORGAN STANLEY & CO. INCORPORATED


                                    By: /s/ J. Douglas Van Ness
                                       ------------------------

Accepted:

GREENWOOD TRUST COMPANY


By: /s/ John J. Coane
   ------------------



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